 Exhibit 99.1

CBAK Energy Reports Fiscal Year 2020 Financial Results

DALIAN, China, April 12, 2021 /PRNewswire/ — CBAK Energy Technology, Inc. (NASDAQ: CBAT) (“CBAK Energy,” or the “Company”) a leading lithium-ion battery manufacturer and electric energy solution provider, today announced its financial results for the year ended December 31, 2020. The Company intends to file its annual report containing its audited consolidated financial statements for the fiscal year ended December 31, 2020, on Form 10-K with the Securities and Exchange Commission (the “SEC”) on or about April 12, 2021. When available, the annual report can be accessed on the Company’s investor relations website at https://ir.cbak.com.cn and on the SEC’s website at http://www.sec.gov.

Fiscal Year 2020 Financial Highlights

●	Total net revenues increased by 69.3% to US$37.6 million from US$22.2 million in fiscal year 2019.

●	Gross profit increased to US$2.7 million from US$0.6 million in fiscal year 2019. Gross margin improved to 7.2% from 2.8% in fiscal year 2019.

●	Net loss decreased to US$7.8 million from US$10.9 million in fiscal year 2019.

Mr. Yunfei Li, Chief Executive Officer of CBAK Energy, commented, “Despite macro challenges in 2020, we grew our top-line by 69.3% year over year. Such robust growth was mainly due to the increased market recognition of our R&D capabilities as well as our higher brand awareness in the energy storage market. With our competitive advantages in R&D and expanded global presence, we remain confident in our future growth prospects. Moreover, our 46800 battery model, 32140 battery model, and special 26650 battery model designed for application in ultra-low temperature environments should enable us to augment our development in the markets for light electric vehicles, electric vehicles, and energy storage to ensure the long-term and sustainable growth of our enterprise value going forward.”

Ms. Xiangyu Pei, Interim Chief Financial Officer, further commented, “In the full year of 2020, we grew our total net revenues while also significantly reducing our net loss. This healthy performance was mainly due to our effective corporate strategy, resilient business model, and operating leverage improvements. As a result of our increased financial capacity from our recent equity offering, we are confident in our ability to continue capitalizing on those opportunities which will emerge going forward to accelerate our development in the post-pandemic world.”

Fiscal Year 2020 Financial Results

Total net revenues increased by 69.3% to US$37.6 million in fiscal year 2020 from US$22.2 million in fiscal year 2019.

●	Net revenues from sales of batteries for electric vehicles decreased to US$259,955 in fiscal year 2020 from US$4.5 million in fiscal year 2019. The decrease was mainly attributable to changes of the Chinese government’s new energy vehicle subsidy policies.

●	Net revenues from sales of batteries for light electric vehicles increased by 144.2% to US$39,428 in fiscal year 2020 from US$16,147 in fiscal year 2019. The increase was mainly attributable to the increased market recognition of the Company’s brand and products.

●	Net revenues from sales of batteries for uninterruptable supplies increased by 28.7% to US$22.7 million in fiscal year 2020 from US$17.7 million in fiscal year 2019. The increase was mainly attributable to the Company’s strategic decision to shift its focus to its development within the market for uninterruptable supplies in 2020.

●	Net revenues from sales of raw materials used in lithium batteries were US$14.5 million in fiscal year 2020, as compared with nil in fiscal year 2019. The increase was mainly attributable to the Company’s improved bargaining power with certain suppliers.

Cost of revenues increased by 61.6% to US$34.9 million in fiscal year 2020 from US$21.6 million in fiscal year 2019. The increase was in line with the increase in total net revenues, which was partially offset by the cost control improvements and enhancements made by the Company to its production lines in Dalian.

Gross profit increased to US$2.7 million in fiscal year 2020 from US$0.6 million in fiscal year 2019. Gross margin improved to 7.2% in fiscal year 2020 from 2.8% in fiscal year 2019.

Total operating expenses increased to US$11.2 million in fiscal year 2020 from US$10.7 million in the fiscal year 2019.

●	Research and development expenses decreased by 11.9% to US$1.7 million in fiscal year 2020 from US$1.9 million in fiscal year 2019. The decrease was primarily a result of the decrease in employees’ salaries and social insurance expenses, as the Company suspended its operations in the first quarter of 2020 in response to the outbreak of COVID-19 and the Chinese government announced a policy to relieve corporations’ social security burdens.

●	Sales and marketing expenses decreased by 31.3% to US$0.7 million in fiscal year 2020 from US$1.0 million in fiscal year 2019. The decrease was primarily a result of a decrease in provision for warranty expenses as well as decrease in provisions for employees’ salaries and social insurance expenses, as the Company suspended its operations in the first quarter of 2020 in response to the outbreak of COVID-19 and the Chinese government announced a policy to relieve corporations’ social security burdens.

●	General and administrative expenses decreased by 15.1% to US$3.7 million in fiscal year 2020 from US$4.4 million in fiscal year 2019. The decrease was primarily a result of the same reasons which led to a decrease in R&D expenses, partially offset by the Company’s continuous efforts to improve its cost management.

●	Property, plant and equipment impairment charge was US$4.3 million in fiscal year 2020, as compared to US$2.3 million in fiscal year 2019.

●	Provision for doubtful accounts decreased to US$0.7 million in the fiscal year 2020 from US$1.0 million in the fiscal year 2019.

Operating loss declined to US$8.5 million in the fiscal year 2020 from US$10.1 million in the fiscal year 2019.

Finance expense, net remained stable at US$1.4 million in the fiscal year 2020, as compared to US$1.4 million in the fiscal year 2019.

Other expenses were US$0.04 million in the fiscal year 2020, as compared to other income of approximately US$0.6 million in the fiscal year 2019.

Net loss declined to US$7.8 million in the fiscal year 2020 from US$10.9 million in the fiscal year 2019.

Basic and diluted net loss per share in fiscal year 2020 were both US$0.10. In comparison, basic and diluted net loss per share in fiscal year 2019 were both US$0.28.

Cash and cash equivalents were US$11.7 million as of December 31, 2020, as compared to US$1.6 million in the fiscal year 2019.

Recent Developments

On February 19, 2021, the Company announced that it has started the trial production of its special 26650 lithium battery (the “Special 26650 Battery”). Different from the Company’s regular 26650 batteries that it is currently manufacturing and selling, the Special 26650 Battery is a self-developed battery model specifically designed for application in ultra-low temperature environments. The Special 26650 Battery has delivered satisfactory test performance results to date, while the trial’s production yield rate has also been very close to the Company’s required level for mass production. The Company believes that it will be capable of achieving mass delivery for its Special 26650 Battery by the second half of 2021.

On February 10, 2021, the Company announced that it closed a registered direct placement of approximately $70 million of its common stock, priced at the market under applicable Nasdaq rules with a price of US$7.83 per share, and the concurrent private placement.

On February 3, 2021, the Company provided additional details for its plans to expand its production capacity in Nanjing and Dalian in anticipation of increasing client orders. For its Nanjing manufacturing plants, the Company plans to attain a total capacity of 8 GWh per year to produce lithium batteries for the light electric vehicle, electric vehicle, and energy storage industries. The Company is currently developing a production line with an annual capacity of 0.7 GWh for its new model 32140 batteries. This production line is expected to be operational by the second half of 2021 and capable of producing 50,000 model 32140 batteries per day.

About CBAK Energy

CBAK Energy Technology, Inc. is a leading high-tech enterprise engaged in the development, manufacturing, and sales of new energy high power lithium batteries. The applications of the Company’s products and solutions include electric vehicles, light electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian and Nanjing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit https://ir.cbak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of CBAK Energy Technology, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ materially. These factors include but are not limited to: the ability of the Company to meet its contract or agreement obligations; the uncertain market for the Company’s lithium battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for energy storage; and risks related to CBAK Energy’s business and risks related to operating in China. Please refer to CBAK Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. CBAK Energy’s actual results could differ materially from those contained in the forward-looking statements. CBAK Energy undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release unless expressly requested by applicable law.

Contacts

CBAK Energy Technology, Inc.

Investor Relations Department

Tel: 86-411-39185985

Email: ir@cbak.com.cn

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In US$ except for number of shares)

	December 31,	December 31,
	2019	2020
Assets
Current assets
Cash and cash equivalents	$1,612,957	$11,681,750
Pledged deposits	5,520,991	8,989,748
Trade accounts and bills receivable, net	7,952,420	29,571,274
Inventories	8,666,714	5,252,845
Prepayments and other receivables	4,735,913	7,439,544
Investment in sales-type lease, net	-	235,245

Total current assets	28,488,995	63,170,406

Property, plant and equipment, net	38,177,565	41,040,370
Construction in progress	21,707,624	30,193,309
Right-of-use assets	7,194,195	7,500,780
Intangible assets, net	15,178	11,807
Investment in sales-type lease, net	-	850,407

Total assets	$95,583,557	$142,767,079

Liabilities
Current liabilities
Trade accounts and bills payable	$15,072,108	$28,352,292
Current maturities of long-term bank loans	16,574,752	13,739,546
Other short-term loans	7,351,587	1,253,869
Notes payables	2,846,736	-
Accrued expenses and other payables	15,527,589	11,645,459
Payables to former subsidiaries, net	1,483,352	626,990
Deferred government grants, current	142,026	151,476
Product warranty provisions	-	155,888
Warrants liability	-	17,783,000

Total current liabilities	58,998,150	73,708,520

Long-term bank loans	9,519,029	-
Deferred government grants, non-current	4,118,807	7,304,832
Product warranty provisions	2,246,933	1,835,717
Long term tax payable	7,042,582	7,511,182

Total liabilities	81,925,501	90,360,251

Commitments and contingencies

Shareholders’ equity
Common stock $0.001 par value; 500,000,000 authorized; 53,220,902 issued and 53,076,696 outstanding as of December 31, 2019; and 79,310,249 issued and 79,166,043 outstanding as of December 31, 2020	53,222	79,310
Donated shares	14,101,689	14,101,689
Additional paid-in capital	180,208,610	225,278,113
Statutory reserves	1,230,511	1,230,511
Accumulated deficit	(176,177,413)	(183,984,311)
Accumulated other comprehensive loss	(1,744,730)	(239,609)
	17,671,889	56,465,703
Less: Treasury shares	(4,066,610)	(4,066,610)

Total shareholders’ equity	13,605,279	52,399,093
Non-controlling interests	52,777	7,735
Total equity	13,658,056	52,406,828

Total liabilities and shareholder’s equity	$95,583,557	$142,767,079

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In US$ except for number of shares)

	Year ended	Year ended
	December 31, 2019	December 31, 2020
Net revenues	$22,194,348	$37,566,152
Cost of revenues	(21,571,822)	(34,852,132)
Gross profit	622,526	2,714,020
Operating expenses:
Research and development expenses	(1,905,504)	(1,678,895)
Sales and marketing expenses	(1,020,929)	(701,404)
General and administrative expenses	(4,411,878)	(3,745,676)
Impairment charge on property, plant and equipment	(2,326,552)	(4,345,811)
Provision for doubtful accounts	(1,046,360)	(721,737)
Total operating expenses	(10,711,223)	(11,193,523)
Operating loss	(10,088,697)	(8,479,503)
Finance expenses, net	(1,384,904)	(1,399,095)
Other income (expenses), net	620,166	(40,170)
Changes in fair value of warrants liability	-	2,072,000
Loss before income tax	(10,853,435)	(7,846,768)
Income tax expense	-	-
Net loss	(10,853,435)	(7,846,768)
Less: Net loss attributable to non-controlling interests	85,912	39,870
Net loss attributable to shareholders of CBAK Energy Technology, Inc.	$(10,767,523)	$(7,806,898)

Net loss	(10,853,435)	(7,846,768)
Other comprehensive income (loss)
– Foreign currency translation adjustment	(246,416)	1,499,949
Comprehensive loss	(11,099,851)	(6,346,819)
Less: Comprehensive loss attributable to non-controlling interests	86,538	45,042
Comprehensive loss attributable to CBAK Energy Technology, Inc.	$(11,013,313)	$(6,301,777)

Loss per share
– Basic and diluted	$(0.28)	$(0.10)

Weighted average number of shares of common stock:
– Basic and diluted	38,965,564	61,992,386

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